Exhibit 19.1

PHUNWARE, INC.

___________________

INSIDER TRADING POLICY

and

Guidelines with Respect to

Certain Transactions in Securities

___________________

Effective as of December 26, 2018

Updated: March 1, 2025

TABLE OF CONTENTS

Page

INTRODUCTION	1
Legal prohibitions on insider trading	1
Detection and prosecution of insider trading	1
Penalties for violation of insider trading laws and this Policy	1
Compliance Officers	2
Reporting violations	2
Personal responsibility	2
PERSONS AND TRANSACTIONS COVERED BY THIS POLICY	3
Persons covered by this Policy	3
Types of transactions covered by this Policy	3
Responsibilities regarding the nonpublic information of other companies	3
Applicability of this Policy after your departure	3
No exceptions based on personal circumstances	3
MATERIAL NONPUBLIC INFORMATION	4
“Material” information	4
“Nonpublic” information	5
POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION	6
Confidentiality of nonpublic information	6
No trading on material nonpublic information	6
No disclosing material nonpublic information for the benefit of others	6
Obligation to disclose material nonpublic information to the Company	7
Responding to outside inquiries for information	7
TRADING BLACKOUT PERIODS	8
Quarterly blackout periods	8
Special blackout periods	8
Regulation BTR blackouts	8
No “safe harbors”	9
PRE-CLEARANCE OF TRADES	10
ADDITIONAL RESTRICTIONS AND GUIDANCE	11
Short sales	11
Derivative securities and hedging transactions	11
Using Company securities as collateral for loans	11
Holding Company securities in margin accounts	12
Placing open orders with brokers	12
LIMITED EXCEPTIONS	13
Transactions pursuant to a trading plan that complies with SEC rules	13
Receipt and vesting of stock options, restricted stock and stock appreciation rights	13
Exercise of stock options for cash	14
Purchases from the employee stock purchase plan	14
Certain 401(k) plan transactions	14

TABLE OF CONTENTS

(Continued)

Page

Stock splits, stock dividends and similar transactions	14
Change in form of ownership	14
Other exceptions	14
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT	15
Obligations under Section 16	15
Notification requirements to facilitate Section 16 reporting	15
Personal responsibility	15
ADDITIONAL INFORMATION	16
Delivery of Policy	16
Amendments	16
Current Version of Policy	16

SCHEDULE I (Individuals subject to quarterly blackout periods)

SCHEDULE II (Individuals subject to Section 16 reporting and liability provisions)

SCHEDULE III (Pre-Clearance Request Form)

SCHEDULE IV (Pre-Clearance Checklist)

SCHEDULE V (Requirements for Trading Plans)

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INTRODUCTION

Phunware, Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”).

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), The Financial Industry Regulatory Authority (“FINRA”) and the stock exchanges use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

• damages in a private lawsuit;

• disgorging any profits made or losses avoided;

• imprisonment for up to 20 years;

• criminal fines of up to $5 million for individuals and $25 million for entities;

• civil fines of up to three times the profit gained or loss avoided;

• a bar against serving as an officer or director of a public company; and

• an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $2.1 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

Compliance Officers

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer of the Company (each, a “Compliance Officer” and collectively, the “Compliance Officers”). The Compliance Officers are generally responsible for the administration of this Policy. The Compliance Officers may select others to assist with the execution of his or her duties.

Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to a Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible, or otherwise permitted by law. If you wish to remain anonymous, send a letter addressed to a Compliance Officer at Phunware, Inc., 1002 West Avenue, Austin, Texas 78701, or contact the whistleblower hotline by web submission at http://www.lighthouse-services.com/phunware or by phone at (833) 510-0005. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange‑traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Responsibilities regarding the nonpublic information of other companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy.

No exceptions based on personal circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

“Material” information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:

• Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;

• Restatements of financial results, or material impairments, write-offs or restructurings;

• Changes in independent auditors, or notification that the Company may no longer rely on an audit report;

• Business plans or budgets;

• Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

• Impending bankruptcy or financial liquidity problems;

• Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

• Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;

• Significant developments in research and development or relating to intellectual property;

• A data or security breach;

• Significant legal or regulatory developments, whether actual or threatened;

• Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

• The existence of a special blackout period;

• Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company; and

• Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material”, you should consult with a Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until the start of the second full trading day after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to a Compliance Officer.

The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with a Compliance Officer.

All directors, officers, employees of the Company, as well as agents who may be exposed to Company confidential information, are required to sign and comply with an agreement addressing confidential information and the assignment of inventions (if applicable).

No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the Internet, blogs, investor forums, chat rooms, social media, or the like.

Obligation to disclose material nonpublic information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions”, unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to a Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the Board of Directors, before any transaction is permissible.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer or the Company’s Head of Investor Relations, if any. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin at the end of the tenth trading day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods are listed on Schedule I. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and a Compliance Officer may update and revise Schedule I as appropriate.

Special blackout periods

From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development, including an investigation of a data breach or security event. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by a Compliance Officer, and should not disclose to others the fact of such suspension of trading.

Regulation BTR blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers and all other specified employees and agents of the Company listed on Schedule II should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from a Compliance Officer. This is done by submitting a completed and signed Pre-Clearance Request Form (see Schedule III) to a Compliance Officer and obtaining the required signature from a Compliance Officer. The Compliance Officer should use the Pre-Clearance Checklist (see Schedule IV) before signing a Pre-Clearance Request Form. A Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre‑cleared the transaction or, in the case the Compliance Officer engaging in the transaction is the Chief Executive Officer, another Compliance Officer has pre-cleared the transaction.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre‑clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or a Compliance Officer that you are not in possession of material nonpublic information.

A Compliance Officer’s approval will be valid for the day of approval and the next two trading days unless you become in possession of material nonpublic information before then. A Compliance Officer is under no obligation to approve a transaction submitted for pre‑clearance, and may determine not to permit the transaction.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities, including the contribution of Company securities into an exchange fund or swap fund. Because exchange funds or swap funds limit your exposure in the Company’s securities by allowing you to contribute shares into a portfolio of other stocks thereby giving you access to a diversified investment portfolio, the contribution of Company securities into these funds can be interpreted as a hedging transaction. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are also subject to this prohibition; provided, however, as described in the “Limited Exceptions” section of this Policy, you are not prohibited from exercising any stock options issued under any of the Company’s benefit plans or other compensatory arrangements in accordance with the terms of such plans or arrangements.

Transactions in derivative securities may reflect a short‑term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short‑term performance at the expense of the Company’s long‑term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions may subject themselves to an increased risk of violating securities laws.

Using Company securities as collateral for loans

You may not pledge Company securities as collateral for loans without the approval of a Compliance Officer. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Holding Company securities in margin accounts

You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.

Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5‑1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5‑1, (ii) complies with the Requirements for Trading Plans set forth in Schedule V and (iii) is approved by a Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre‑clearance procedures or blackout periods established under this Policy. In approving a trading plan, or any modification to any trading plan, a Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5‑1 in his or her discretion. You should therefore confer with a Compliance Officer prior to entering into any trading plan.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5‑1 and ensuring that the trading plan complies with this Policy.

Trading plans must be filed with a Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5‑1 and any other criteria established by the Company. The Company may publicly disclose information regarding trading plans that you may enter.

Receipt and vesting of stock options, restricted stock units, restricted stock and stock appreciation rights

The trading restrictions under this Policy do not apply to the grant of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The trading restrictions also do not apply to the following types of transactions to the extent executed to satisfy a mandatory tax withholding obligation associated with the vesting of a security: net share withholding transactions and sell-to-cover transactions executed as permitted by the Board of Directors (or the Compensation Committee) and in accordance with applicable plans, agreements, and applicable law. The trading restrictions do apply, however, to any other sales of any such securities or the common stock underlying such securities.

Exercise of stock options for cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock‑for‑stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise, so long as that election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Purchases from the employee stock purchase plan

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.

Certain 401(k) plan transactions

The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre‑pay a plan loan if the pre‑payment will result in the allocation of loan proceeds to a Company stock fund.

Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.Inheritance

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution (e.g., through inheritance mechanisms).

Change in form of ownership

Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Other exceptions

Any other exception from this Policy must be approved by a Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations under Section 16

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short‑swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons. The Company has provided, or will provide, memoranda and other materials addressing these matters.

The Company has determined that those persons listed on Schedule II are required to comply with Section 16 of the Securities Exchange Act of 1934, and the related rules and regulations, because of their positions with the Company. A Compliance Officer may amend Schedule II from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures.

Schedule II is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule II, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all directors, officers, employees and agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) may be circulated periodically. Each director, officer, employee and agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law.

Current Version of Policy

A copy of the Company’s current policies regarding insider trading may be obtained by contacting a Compliance Officer.

* * *

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

SCHEDULE I

INDIVIDUALS SUBJECT TO
QUARTERLY BLACKOUT PERIODS

All directors, officers, and Covered Employees of the Company are subject to quarterly blackout periods.

“Covered Employees” means all employees of the Company.

As of the effective date of this policy, all employees of the Company are Covered Employees. Notwithstanding anything to the contrary herein, the Compliance Officers may amend the definition of Covered Employees as the Compliance Officers deem appropriate. The Compliance Officers may not delete employees from the definition of Covered Employees without the consent of the Audit Committee of the Board of Directors.

SCHEDULE II

INDIVIDUALS SUBJECT TO
SECTION 16 REPORTING AND LIABILITY PROVISIONS

1. DIRECTORS

Name	Title(s)
Stephen Chen	Director and Chief Executive Officer
Rahul Mewawalla	Director and Chairperson
Quyen Du	Director
Elliot Han	Director

2. OFFICERS (including officers who are also directors)

Name	Title(s)
Stephen Chen	Director and Chief Executive Officer
Jeremy Krol	Chief Operating Officer
Chief Financial Officer
Christopher Olive	Chief Legal Officer

3. OTHERS

Name	Title(s) and/or relationship to the Company

SCHEDULE III

PRE-CLEARANCE REQUEST FORM

TO: Compliance Officer (Chief Executive Officer, Chief Financial Officer or Chief Legal Officer)

FROM: ___________________________________________________

(Name)

___________________________________________________

(Position Title/Department)

SUBJECT: Employee Pre-Clearance Request; Insider Trading Policy

DATE: _________________________

I am interested in: (Please give 48 hours’ notice of your intended purchase and/or sale)

• Exercising options to purchase ________________ shares of Phunware, Inc. common stock on ________________ (you may provide a three business day date range).

Check one

Same-day sale ________________

Sell to cover ________________

NOTE: PRE-CLEARANCE IS NOT REQUIRED FOR CASH STOCK OPTION EXERCISES (I.E. EXERCISE AND HOLD)

• Purchasing ________________ shares of Phunware, Inc. common stock on the open market (not through exercising options or through the December 26, 2018 Employee Stock Purchase Plan (ESPP)) on ________________ (you may provide a three business day date range).

• Selling ________________ shares of Phunware, Inc. common stock on ________________ (you may provide a three business day date range).

Check one

Stock Options ________________

December 26, 2018 Employee Stock Purchase Plan (ESPP) ________________

Open Market ________________

In making this request, I hereby certify that I am not in possession of any material, non-public information regarding Phunware, Inc. I understand that, in accordance with Phunware, Inc.’s Insider Trading Policy, I may not buy or sell Phunware, Inc.’s common stock or exercise Phunware, Inc. stock options until I have obtained your written approval of this request. I also acknowledge that it is first and foremost my responsibility to determine that I am not trading on inside information and that I am in compliance with Phunware, Inc.’s Insider Trading Policy. Pre-clearance of a trade is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or the terms of Phunware, Inc.’s Insider Trading Policy.

Signed: _____________________________________

Request approved by: ________________________________________

Name (Compliance Officer): ________________________________________

Date: _____________________

SCHEDULE IV

PHUNWARE, INC.

INSIDER TRADING POLICY — PRE‑CLEARANCE CHECKLIST

FORMCHECKBOX No blackout period. The proposed trade will not be made during a quarterly or special blackout period.

FORMCHECKBOX No pension fund blackout under Reg. BTR.* There is no pension fund blackout period in effect.

FORMCHECKBOX No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.

FORMCHECKBOX Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.

FORMCHECKBOX Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.

FORMCHECKBOX Rule 144 compliance.

FORMCHECKBOX The shell company restriction period has elapsed (i.e., one year after the Company has filed current “Form 10” information with the SEC reflecting its status as an entity that is no longer a shell company);

FORMCHECKBOX The “current public information” requirement has been met (i.e., all 10‑Ks, 10‑Qs and other relevant reports during the last 12 months have been filed);

FORMCHECKBOX The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;

FORMCHECKBOX Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;

FORMCHECKBOX The manner of sale requirements will be met (a “broker’s transaction” or directly with a market maker); and

FORMCHECKBOX A Form 144 has been completed and will be timely filed with the SEC and the relevant national securities exchange.

FORMCHECKBOX Rule 10b‑5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with a Compliance Officer any information known to the individual or a Compliance Officer that the individual believes may be material.

* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.

SCHEDULE V

PHUNWARE, INC.

REQUIREMENTS FOR TRADING PLANS

For transactions in Company securities under a trading plan established pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be exempt from (i) the prohibitions in the company’s insider trading policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the insider trading policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5‑1 and must meet the following requirements:

1. The trading plan must be in writing and signed by the person adopting the trading plan.

2. The trading plan must be adopted at a time when:

• the person adopting the trading plan is not aware of any material nonpublic information; and

• there is an “open window” (i.e., there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan). For purposes of adopting a trading plan only, a special blackout period will end at the time of public disclosure of the material nonpublic information.

3. The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1.

4. The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

5. For executives and members of the Board of Directors, the first trade under the trading plan may not occur until after the later of (i) the termination of the next quarterly blackout period following the adoption of the trading plan and (ii) 90 calendar days after the adoption of the trading plan. For all other Covered Persons, the first trade under the trading plan may not occur until 30 calendar days after the adoption of the trading plan.

6. The trading plan must have a minimum term of one year (starting from when trades may first occur in accordance with these requirements).

7. For executives and members of the Board of Directors, all transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in the company’s insider trading policy) must be conducted through the trading plan.

8. Regarding modifications:

• The trading plan may only be modified when the person modifying the trading plan is not aware of material nonpublic information.

• The trading plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.

• For executives and members of the Board of Directors, the first trade under the modified trading plan may not occur until the later of (i) the termination of the next quarterly blackout period following modification of the plan and (ii) 90 calendar days following the date the trading plan is effectively modified. The existing plan would remain in effect until the modified plan comes into effect. For all other Covered Persons, the first trade under the modified trading plan may not occur until 30 calendar days following the date the trading plan is effectively modified.

• The modified trading plan must have a minimum duration of six months from the time when trades may first occur under the modified plan in accordance with these requirements; provided, however, that in no event may the trading plan be modified to shorten the total term of the trading plan to less than one year. Within the six month period preceding the modification or adoption of a trading plan, a person may not have otherwise modified or adopted a plan more than once.

9. The company must be promptly notified of any termination of a trading plan and any suspension of trading under the plan.

10. If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:

• trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;

• the person adopting the trading plan may not confer with the person administering the trading plan regarding the company or its securities; and

• the person administering the trading plan must provide prompt notice to the company of the execution of a transaction pursuant to the plan.

11. All transactions under the trading plan must be in accordance with applicable law.

12. The trading plan (including any modified trading plan) must meet such other requirements as the Compliance Officer may determine.

13. A trading plan and any modification thereto must be approved by the Company’s Compliance Officer. A trading plan is not effectively adopted or modified until it has been signed by the person adopting the trading plan, the brokerage firm that will execute trades under the trading plan, and the company’s Compliance Officer has either signed the plan or executed a compliance certificate stating that the trading plan complies with the criteria set forth above.

14. A maximum number of two trading plans are allowed. The second trading plan can be adopted while an existing trading plan is in place, provided that trades under subsequent trading plans do not commence until all trades under the existing plan are completed or expire without execution.